                                        Exhibit  12
                                       SEMCO ENERGY, Inc.
                               Ratio of Earnings to Fixed Charges
                                     (Thousands of Dollars)

                                    12 Months                   Year Ended
                                      Ended    -------------------------------------------------
    Description                      09/30/99   1998    1997 (c)   1996 (c)     1995      1994
    -----------                      --------  -------------------------------------------------

Earning as Defined (a)
Net Income (loss) . . . . . . . . .  $14,825   $10,040  $15,425    ($12,762)  $11,331   $ 9,992
Income taxes. . . . . . . . . . . .    8,394     7,011    8,469      (7,106)    6,151     4,560
Other items . . . . . . . . . . . .      (96)      672      (96)        (96)      (96)    1,882
Fixed charges as defined. . . . . .   15,726    15,085   16,741      14,617    14,402    14,092
                                     --------  -------  --------  ----------  --------  -------

Earnings as defined . . . . . . . .  $38,849   $32,808  $40,539     ($5,347)  $31,788   $30,526
                                     ========  =======  ========  ==========  ========  =======

Fixed charges as defined (a)
Interest on long-term debt. . . . .  $12,392   $11,488  $ 9,389   $   8,514   $ 8,546   $ 8,605
Amortization of debt expense. . . .      509       450      449         431       520       454
Other interest charges. . . . . . .    2,551     2,873    6,629       5,398     5,062     4,759
Preferred securities dividends
    and distributions . . . . . . .      274       274      274         274       274       274
                                     --------  -------  --------  ----------  --------  -------

Fixed charges as defined. . . . . .  $15,726   $15,085  $16,741   $  14,617   $14,402   $14,092
                                     ========  =======  ========  ==========  ========  =======

Ratio of earnings to fixed charges.     2.47      2.17     2.42          (b)     2.21      2.17
                                     ========  =======  ========  ==========  ========  =======


(a)   Earnings  and  fixed  charges  as  defined in instructions for Item 503 of Regulation S-K.

(b)   For  the  year  ended December 31, 1996, fixed charges exceeded earnings by $20.0 million.
      Earnings  as  defined  include  a  $32.3  million non-cash pretax write-down of the NOARK investment.  Excluding  the  NOARK  write-down  the  ratio  of  earnings to fixed charges would  have  been  1.84.

(c)   Restated  to  account  for  a  1998  acquisition  as  a pooling of interests.  Years prior to  1996  were  not  restated  for  the  pooling  of  interest as the effects were deemed not  material.

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